Sub-Item 77I: Terms of New or Amended Securities

Effective July 31, 2014, the Goldman Sachs Tactical Tilt Implementation Fund (the Tactical Tilt Implementation Fund) commenced offering Institutional Shares. The terms of the Institutional Shares for the Tactical Tilt Implementation Fund are described in Post-Effective Amendment No. 424 to the Registrants Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on July 24, 2014 (Accession No.0001193125-14-279008).